Exhibit 10.3

MODAFINIL LICENSE AND SUPPLY AGREEMENT

This Modafinil License and Supply Agreement (this “Agreement”) is entered into as of this 1st day of February 2006 (the “Effective Date”) by and between Cephalon, Inc., a Delaware corporation, having its principal place of business located at 41 Moores Road, P.O. Box 4011, Frazer, Pennsylvania 19355, and Barr Laboratories, Inc., a Delaware corporation, having its principal place of business located at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677.

WHEREAS, Cephalon is the owner by assignment of all right and title in U.S. Reissue Patent No. RE37,516 (the “RE ‘516 Patent”), issued by the United States Patent and Trademark Office on January 15, 2002 and expiring on October 6, 2014.

WHEREAS, PROVIGIL® modafinil, which is covered by claims of the RE ‘516 Patent, is the commercial formulation of modafinil developed, manufactured and sold by Cephalon pursuant to FDA approval of Cephalon’s NDA 20-717.

WHEREAS, by letter dated February 20, 2003, Barr notified Cephalon that Barr had submitted ANDA No. 76-597 to the FDA under Section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(j)), seeking approval to engage in the commercial manufacture, use, and sale of tablets containing 100 mg and 200 mg of modafinil, a generic version of PROVIGIL® modafinil tablets, before the expiration date of the RE ‘516 Patent, and certifying that the RE ‘516 Patent is invalid, unenforceable, or not infringed by Barr’s generic product.

WHEREAS, Cephalon timely filed suit against Barr and three other companies that had also filed Paragraph IV ANDAs concerning PROVIGIL® modafinil in an action captioned Cephalon, Inc. v. Mylan Pharmaceuticals Inc., et al., Civil Action No. 03-CV-1394 (JCL), in the United States District Court for the District of New Jersey, seeking, among other things, a declaration that Barr’s making, using, offering to sell, selling, or importing tablets as described in Barr’s ANDA No. 76-597 would infringe the RE ‘516 Patent, an order providing that the effective date of any approval of Barr’s ANDA No. 76-597 shall be a date which is not earlier than the date of the expiration of the RE ‘516 Patent, and an order permanently enjoining Barr from making, using, offering to sell, selling, or importing tablets as described in Barr’s ANDA No. 76-597 until after the date of the expiration of the RE ‘516 Patent.

WHEREAS, Barr answered Cephalon’s complaint by denying infringement, by asserting an affirmative defense that incorporated by reference Barr’s co-defendants’ allegations that the RE ‘516 patent is invalid and unenforceable, and by filing a counterclaim seeking declaratory judgment of noninfringement.

WHEREAS, Cephalon and Barr have taken discovery, but no partial or final judgment has been entered as to any issue in dispute.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

WHEREAS, to avoid the time and expense of further litigation, and in compromise of the disputed claims set forth above, the Parties now desire to resolve their disputes by settlement in accordance with that certain Provigil Settlement Agreement dated February 1, 2006 between the Parties (the “Provigil Settlement Agreement”).

WHEREAS, in connection with such settlement, Cephalon wishes to grant to Barr, and Barr wishes to receive, certain rights and licenses, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which is hereby affirmed, and intending to be legally bound hereby, the Parties hereby agree as follows.

1.             DEFINITIONS

1.1           “Affiliate” means any corporation, partnership, joint venture or firm which controls, is controlled by or under common control with a specified person or entity. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policy decisions of such non-corporate entities.

1.2           “ANDA” means an Abbreviated New Drug Application, as defined under 21 U.S.C. § 355 (j) et seq.

1.3           “Barr” means Barr Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, and its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.4           “Barr ANDA Modafinil Product” means [**].

1.5           “Barr Generic Modafinil Product” means a Barr ANDA Modafinil Product or a Cephalon Supplied Modafinil Product.

1.6           “Barr Indemnitees” has the meaning assigned in Section 8.1.

1.7           “Barr Modafinil ANDA” means ANDA No. 76-597.

1.8           “Cephalon” means Cephalon, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 41 Moores Road, Frazer, Pennsylvania, and its directors, officers, employees, agents and representatives, predecessors,

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

successors, and assigns; its subsidiaries, divisions, groups, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.9           “Cephalon Indemnitees” has the meaning assigned in Section 8.2.

1.10         “Cephalon Supplied Modafinil Product” means Subject Modafinil Product sold by Cephalon to Barr for ultimate resale in the United States pursuant to the terms and conditions of a separate supply agreement between the Parties as described in Article 4.

1.11         “Commercially Reasonable Efforts” means efforts and resources that would normally be expected to be used by a pharmaceutical company to develop, seek required FDA approvals for, manufacture, control and assure quality of, introduce into markets and otherwise commercialize a drug product owned by it or to which it has rights, which is of similar market potential at a similar stage of development or product life, taking into account issues of safety and efficacy, competitiveness in the marketplace, the proprietary position of the drug product, the regulatory structure(s) involved, the profitability of the drug product, and other material and relevant factors.

1.12         “Confidential Information” has the meaning assigned in Section 7.1.

1.13         “Date Certain” means the later of: (a) October 6, 2011 (which is three years prior to the expiration of the RE ‘516 Patent); or (b) in the event that Cephalon obtains a pediatric extension of the RE ‘516 Patent, April 6, 2012 (which is three years prior to the expiration of Pediatric Exclusivity, if obtained).

1.14         “FDA” means the United States Food and Drug Administration.

1.15         “Independent Auditor” has the meaning assigned in Section 3.7.

1.16         “Listed Patents” means [**].

1.17         “Modafinil License Effective Date” has the meaning assigned in Section 2.2.

1.18         “Modafinil Litigation” means (a) Cephalon, Inc. v. Mylan Pharmaceuticals Inc., et al., Civil Action No. 03-CV-1394 (JCL), pending in the United States District Court for the District of New Jersey; (b) Cephalon, Inc. v. Carlsbad Tech., Inc., Civil Action No. 05-CV-1089 (JCL), pending in the United States District Court for the District of New Jersey; and (c) any action filed under Title 35, United States Code, 35 U.S.C. §§ 271 and 281 against any Modafinil Paragraph IV ANDA Filing Entity.

1.19         “Modafinil Paragraph IV ANDA Filing Entity” shall mean any entity that has notified or subsequently notifies Cephalon that it has filed an ANDA with a Paragraph IV certification concerning a product containing modafinil as an active ingredient for which Provigil is the reference listed drug.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.20         “NDA” means New Drug Application, as defined under 21 U.S.C. § 355(b) et seq.

1.21         “Net Profits” means the gross receipts derived in arm’s-length transactions from the sale of Barr Generic Modafinil Product in the United States by Barr (or by its Affiliates), to independent third parties in the United States, less the sum of the following items:

(a)           Import, export, excise and sales taxes and custom duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of Barr Generic Modafinil Product by Barr and/or its Affiliates;

(b)           Credits for returns, refunds, rebates and allowances, or trades to customers for returned or recalled Barr Generic Modafinil Product;

(c)           Trade, quantity and cash discounts actually allowed;

(d)           Transportation, freight and insurance allowances;

(e)           Rebates to wholesalers, administrative fees in lieu of rebates paid to managed care and other similar institutions, chargebacks and retroactive price adjustments, including Shelf Stock Adjustments, and any other similar allowances which effectively reduce the net selling price; and

(f)            The purchase price paid to Cephalon for such Barr Generic Modafinil Product that is Cephalon Supplied Modafinil Product or Barr’s direct and reasonable costs of making such Barr Generic Modafinil Product that is Barr ANDA Modafinil Product, as applicable.

Gross and Net Profits shall be calculated according to US GAAP. Sales or transfers between or among Barr and its Affiliates shall be excluded from the computation of Net Profits except where such Affiliates are end users, but Net Profits shall include the subsequent final sales to third parties by such Affiliates.

Where (i) Barr Generic Modafinil Product is sold as one of a number of items without a separate price; or (ii) the consideration for the Barr Generic Modafinil Product shall include any non-cash element; or (iii) the Barr Generic Modafinil Product shall be transferred in any manner other than an invoiced sale, the gross sales applicable to any such transaction shall be deemed to be the selling party’s average gross sales for the applicable quantity of Barr Generic Modafinil Product during the calendar quarter. If there are no independent gross sales of Barr Generic Modafinil Product in the United States at that time, then Barr and Cephalon shall mutually agree on a surrogate measure to be used in lieu thereof.

1.22         “Other Modafinil Paragraph IV ANDA Filing Entity” means any Modafinil Paragraph IV ANDA Filing Entity besides Barr or Cephalon or its and their Affiliates.

1.23         “Party” or “Parties” means a party, or the parties, to this Agreement.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.24         “Pediatric Exclusivity” means exclusivity obtained in accordance with the requirements of Section 505(a) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(a)).

1.25         “Providing Party” has the meaning assigned in Section 7.1.

1.26         “Provigil” means the commercial formulation of modafinil developed, manufactured and, as of the Effective Date, sold by Cephalon pursuant to FDA approval of Cephalon’s NDA 20-717.

1.27         “Receiving Party” has the meaning assigned in Section 7.1 of this Agreement.

1.28         “Shelf Stock Adjustment” means the customary practice of providing a purchaser of Barr Generic Modafinil Product an adjustment to the net purchase price for on-hand inventory in response to an offer from a supplier of a competing Subject Modafinil Product.

1.29         “Subject Modafinil Product” shall mean [**].

2.             GRANT OF RIGHTS

2.1           Grant of License. Subject to Sections 2.2 and 2.3 below, Cephalon grants to Barr a royalty-bearing, non-exclusive license, without a right to sublicense, under the Listed Patents and any regulatory exclusivities, including Pediatric Exclusivity, to use, offer for sale, sell, distribute and have distributed, promote, market and advertise, import and have imported, the Barr Generic Modafinil Product, and to make and have made the Barr ANDA Modafinil Product, in the United States.

2.2           Modafinil License Effective Date. The license granted by Cephalon to Barr pursuant to Section 2.1 shall become effective upon the earliest of:

(a)           the Date Certain;

(b)           the sale of a Subject Modafinil Product in the United States pursuant to a license or authorization granted by Cephalon to a third party (other than a license or authorization granted to a third party, whether by settlement or otherwise, under circumstances similar to those that would trigger Barr’s license under Section 2.2(c) below, and that is subject to suspension provisions similar to those set forth in Section 2.3);

(c)           the sale of a Subject Modafinil Product by any Other Modafinil Paragraph IV ANDA Filing Entity in the United States that is not pursuant to a license or authorization granted by Cephalon (in which case, Barr would receive a license to enter the market which is subject to suspension as set forth in Section 2.3); and

(d)           the entry of a final, non-appealable judgment in the Modafinil Litigation declaring that one or more Other Modafinil Paragraph IV ANDA Filing Entities may sell or offer

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to sell Subject Modafinil Products in the United States without infringing any valid, enforceable claim of any Listed Patent on which Cephalon has brought suit in such litigation.

The earliest to occur of the dates in subsections (a) through (d) of this Section 2.2 shall constitute the “Modafinil License Effective Date”.

2.3           Suspension of License. If, at any time after the Modafinil License Effective Date (where such Modafinil License Effective Date is triggered as a result of an event set forth in Section 2.2(c)), (a) Cephalon obtains a temporary restraining order or other relief sufficient to stop further offers to sell or sales in the United States of Subject Modafinil Products by all Other Modafinil Paragraph IV ANDA Filing Entities, or (b) Cephalon prevails against all Other Modafinil Paragraph IV ANDA Filing Entities in any Modafinil Litigation, such that offers to sell or sales in the United States of Subject Modafinil Products by Other Modafinil Paragraph IV ANDA Filing Entities are admitted by such Other Modafinil Paragraph IV ANDA Filing Entities or held by the court to infringe one or more valid and enforceable claims of the Listed Patents, then (i) Barr’s license under Section 2.1 shall be suspended until the Date Certain, or, if applicable, the earlier occurrence of an event described in Section 2.2(b), (ii) Barr and/or its Affiliates shall immediately cease offering to sell and/or selling any Barr Generic Modafinil Product as of the earliest date on which such injunctive or other relief may be enforced, or otherwise when Cephalon prevails in the action described in subsection (b) above, and (iii) [**]. For purposes of clarity, nothing in this Agreement or in the Provigil Settlement Agreement shall obligate Cephalon to seek injunctive or other relief to stop any Other Modafinil Paragraph IV ANDA Filing Entity from offering to sell or selling Subject Modafinil Products in the United States.

2.4           Notification to FDA of License. Subject to Section 2.3, immediately upon the Modafinil License Effective Date, Cephalon shall reasonably cooperate with Barr in notifying the FDA that Cephalon has granted Barr the license set forth in Section 2.1, including, but not limited to, by filing with the FDA such documentation as is necessary to affirm such license.

2.5           Infringement.

(a)           Notice Regarding and Authority to Take Action Against Infringers. Barr shall promptly notify Cephalon of any known infringement by third parties of the rights licensed to Barr under this Agreement. If any of the Listed Patents are infringed, Cephalon shall have the sole and exclusive right, but not the obligation, to commence appropriate legal action to enjoin such infringement at its sole expense. Barr shall provide its complete cooperation to Cephalon, at Cephalon’s expense. Cephalon shall be entitled to retain any damages or awards that may result from its initiation of any such action.

(b)           Infringement of Third Party Patents. Each Party shall have the right, but not the obligation, to defend against a claim alleging infringement by its own products of the patents and patent applications of third parties. For purposes of clarification, Cephalon shall have the right, but not the obligation, to defend such claims against Provigil and Subject Modafinil Product sold by Cephalon, and Barr shall have the right, but not the obligation, to

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

defend such claims against Barr Generic Modafinil Product sold by Barr (other than Cephalon Supplied Modafinil Product where Cephalon elects to defend).

2.6           Reservation. Cephalon reserves all rights not expressly granted hereunder, including, without limitation, the right to enforce the Listed Patents against Barr prior to the Modafinil License Effective Date (or during the period of any suspension pursuant to Section 2.3) and/or against any other person or entity at any time. Notwithstanding anything to the contrary herein, the rights and licenses granted to Barr hereunder exclude, and Cephalon retains, all rights and licenses with respect to Cephalon’s Sparlon® and Nuvigil® products and any generic versions thereof.

3.             ROYALTIES; ESCROW

3.1           Royalty.

(a)           From and after the Modafinil License Effective Date, Barr shall pay Cephalon a royalty equal to [**] Barr Generic Modafinil Product sold by Barr or its Affiliates in the United States.

(b)           Notwithstanding Section 3.1(a), in the event that a final, non-appealable judgment in the Modafinil Litigation is entered prior to the Date Certain declaring that one or more Other Modafinil Paragraph IV ANDA Filing Entities may sell Subject Modafinil Products in the United States without infringing any valid, enforceable claim of any Listed Patent on which Cephalon has brought suit, or in the event that any party is selling Subject Modafinil Product in the United States pursuant to a license from Cephalon, then, in lieu of the royalty set forth in Section 3.1(a):

(i)            To the extent [**], Barr shall pay to Cephalon a royalty of [**] Barr Generic Modafinil Product sold by Barr or its Affiliates in the United States;

(ii)           [**], Barr shall pay to Cephalon a royalty of [**] Barr Generic Modafinil Product sold by Barr or its Affiliates in the United States; and

(iii)          In the event that (A) Cephalon offers to sell or sells a Subject Modafinil Product following such final, non-appealable judgment in the Modafinil Litigation or (B) such final, non-appealable judgment is based upon a finding of invalidity or unenforceability of the RE ‘516 Patent, Barr shall [**] to Cephalon [**] Barr Generic Modafinil Product in the United States made by Barr or its Affiliates. Cephalon shall provide Barr with written notice of any decision by Cephalon to offer to sell or sell a Subject Modafinil Product.

(c)           The royalty obligations set forth in Sections 3.1(a) and 3.1(b)(i) and (ii) shall remain in effect until the later of (i) the expiration of the last-to-expire Listed Patent, or (ii) the end of Pediatric Exclusivity on Provigil, subject to any subsequent negotiation concerning an extension of generic rights.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.2           Escrow.

(a)           Withholding. In the event that any Other Modafinil Paragraph IV ANDA Filing Entity sells in the United States (other than pursuant to a license from Cephalon described in Section 2.2(b) above) any Subject Modafinil Product prior to a non-appealable final judgment in any Modafinil Litigation to which such Other Modafinil Paragraph IV ANDA Filing Entity is a party, such that Barr’s license hereunder would be subject to suspension in accordance with Section 2.3 above, then Cephalon shall [**] the royalty payments received from Barr pursuant to Section 3.1(a) or 3.1(b) above.

(b)           Disbursement.

(i)            In the event that Cephalon does not prevail against such Other Modafinil Paragraph IV ANDA Filing Entity in the Modafinil Litigation, such that offers to sell or sales in the United States of Subject Modafinil Products by such Other Modafinil Paragraph IV ANDA Filing Entity are admitted by Cephalon or held by the court not to infringe any valid and enforceable claims of any Listed Patent on which Cephalon has brought suit, or if Cephalon settles with such Other Modafinil Paragraph IV ANDA Filing Entity such that it permits such entity to continue to sell Subject Modafinil Products in the United States pursuant to license or authorization, [**] Cephalon pursuant to Section 3.2(a) above shall [**].

(ii)           Upon any suspension pursuant to Section 2.3 of the license granted in Section 2.1, Cephalon shall [**] pursuant to Section 3.2(a).

3.3           Reporting. Not later than [**] after the end of each calendar quarter during the period during which royalties are payable under Section 3.1, Barr shall deliver to Cephalon a statement setting forth the Net Profits generated during the preceding calendar quarter, itemized in such manner as may be reasonably requested by Cephalon and containing such sales information as Cephalon may reasonably require.

3.4           Payment. Barr shall pay to Cephalon all royalties due in respect of any calendar quarter within [**] after the end of such calendar quarter. All payments hereunder shall be made by check or wire transfer to such bank and account as Cephalon may from time to time designate in writing. All payments shall be made in U.S. Dollars. All payments due hereunder but not paid on the due date shall bear interest (in U.S. Dollars) at the rate which is the lesser of: (a) [**] per month; and (b) the maximum interest rate permitted under applicable law. No part of any amount payable to Cephalon hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Barr might have against Cephalon or any of its Affiliates. Barr shall be permitted to withhold any applicable withholding taxes from any payments to Cephalon hereunder.

3.5           Annual True-Up. Within [**] after the end of each calendar year during the Term, Barr shall perform a “true up” reconciliation (and shall provide Cephalon with a written report of such reconciliation) of the deductions specified in Section 1.21 (a), (b) (excluding returns), (c), (d), (e) and (f). The reconciliation shall be based on actual cash paid or credits issued and estimates related to the reported invoiced sales, but not yet issued for such items. If the foregoing reconciliation report shows either an underpayment or an overpayment to Barr,

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

then Cephalon or Barr (respectively) shall pay the amount of the difference to the other within [**] of the date of delivery of such report.

3.6           Final Returns True-Up. Within [**] of the termination or expiration of this Agreement, Barr shall perform a “true-up” reconciliation (and shall provide Cephalon with a written report of such reconciliation) of the deductions for returns specified in Section 1.21(b). The reconciliation shall be based on actual cash paid or credits issued for returns, through the [**] period following the termination or expiration. If the foregoing reconciliation report shows either an underpayment or an overpayment to Barr, then Cephalon or Barr (respectively) shall pay the amount of the difference to the other within [**] of the date of delivery of such report.

3.7           Right to Audit. Barr agrees to make and keep full and accurate books and records in sufficient detail to enable royalties payable to Cephalon hereunder to be determined. Cephalon shall have the right to appoint an independent accounting firm, reasonably acceptable to Barr (“Independent Auditor”), to make a special audit of the books and records of Barr [**]. The Independent Auditor shall treat as confidential all information obtained in such audit and shall not disclose the same to Cephalon or others, except that the Independent Auditor may disclose to Cephalon such information as may pertain to [**]. Upon ten (10) days prior written notice to Barr, the Independent Auditor shall have full access to the books and records of Barr necessary [**]. [**]. If it is determined following such audit that [**], then Barr shall [**].

4.             SUPPLY

On Barr’s request, Cephalon shall supply Barr with Cephalon Supplied Modafinil Product on commercially reasonable terms to be mutually agreed, for sale in accordance with the terms of this Agreement.

5.             TERM AND TERMINATION

5.1           Term. This Agreement shall commence as of the Effective Date and shall remain in effect unless terminated in accordance with Section 5.2 below.

5.2           Termination due to Material Breach by Either Party. Upon material breach of any term of this Agreement, the breaching Party will be given written notice thereof and shall have [**] within which to remedy such breach; or, if applicable, such longer period (not exceeding [**]) as would be reasonably necessary for a diligent Party to cure such material breach; provided, however, that the breaching Party has commenced and continues diligent efforts to cure during the initial [**] period following receipt of such notice of breach. In the event of the breaching Party’s failure to remedy any such breach within this time period, the non-breaching Party shall be entitled to terminate this Agreement and seek available remedies at law or equity.

5.3           Survival of Rights and Terms. Termination or expiration of this Agreement shall not affect any accrued rights of either Party. Notwithstanding termination of this Agreement for any reason, the following Sections shall survive: this Section 5.3 and Articles 3, 6, 7, 8 and 9.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.             REPRESENTATIONS AND WARRANTIES

6.1           General. Cephalon and Barr hereby represent and warrant to the other that (a) the execution, delivery and performance of this Agreement by each of them does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which they are a party; (b) the execution, delivery and performance of this Agreement by each of them does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approvals by the FDA as contemplated herein); and (c) the rights granted by each of them does not conflict with any rights granted by either of them to any third party. In addition, Cephalon warrants that it has rights to license or sublicense, as the case may be, the Listed Patents as licensed hereunder.

6.2           Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH HEREIN IN SECTION 6.1, NO GUARANTEE, WARRANTY, CONDITION, UNDERTAKING OR TERM, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IS GIVEN OR ASSUMED BY CEPHALON, AND ALL SUCH GUARANTEES, WARRANTIES, CONDITIONS, UNDERTAKINGS AND TERMS ARE HEREBY EXCLUDED.

7.             CONFIDENTIALITY

7.1           Confidential Information. During the term of this Agreement, and for ten (10) years after its termination or expiration, each Party shall maintain in confidence any information concerning the subject matter hereof provided by the other Party (the “Providing Party”), and that is considered to be confidential by the Providing Party, regardless of whether provided prior to or after the date of this Agreement. Such information (collectively, the “Confidential Information”) includes but is not limited to documentation, business plans, cost and operational information, whether or not related to Provigil or Barr Generic Modafinil Product. Confidential Information shall not be used or disclosed to others except for carrying out the purpose of this Agreement. The foregoing obligation of confidentiality shall not apply to any portion of the Confidential Information that a Party (“Receiving Party”) can demonstrate:

(a)           was already known to the Receiving Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)           was subsequently lawfully disclosed to the Receiving Party by a third party; or

(e)           the Receiving Party was compelled to disclose by governmental administrative agency or judicial requirements; provided, however, that any disclosure under this Section 7.1(e) shall neither relieve the Receiving Party from attempting to impose confidentiality

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

obligations on the governmental administrative agency or judicial body, to the extent feasible, nor shall it relieve the Receiving Party from maintaining the confidentiality of the Confidential Information with respect to third parties other than the agency or body as to which such compelled disclosure has been made.

7.2           Protection of Confidential Information. The Parties shall take all reasonable steps to eliminate the risk of disclosure of Confidential Information, including, without limitation, ensuring that only employees, agents, and representatives with a need to know the Confidential Information have access thereto. The Parties acknowledge by the signing of this Agreement that such employees, agents, and representatives are to be bound by substantially similar obligations of confidentiality as are established under this Article 7.

7.3           Presumptive Confidentiality of Information Exchanged. All information exchanged by the Parties under the terms and conditions of this Agreement shall be considered Confidential Information and treated as such unless otherwise specified and agreed upon by the Parties; provided, however, that the fact of this Agreement shall not be considered Confidential Information. In addition, Cephalon and Barr shall consult with one another before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or other public disclosure under the Securities Act of 1934, as amended, with respect to this Agreement or the terms hereof, and shall not issue any such disclosure without the prior consent of the other Party, which will not be unreasonably withheld or delayed; provided that a Party need not obtain the consent of the other Party to make public statements consistent with any press release or other public disclosure that previously has been issued by or consented to by the other Party and may (but after prior consultation, to the extent practicable in the circumstances) issue such disclosure as may be required by applicable law or stock exchange rule.

8.             INDEMNIFICATION

8.1           Indemnification by Cephalon. Cephalon shall indemnify and hold Barr, its Affiliates and subsidiaries, and the officers, directors and employees of each of them (“Barr Indemnitees”), harmless from any and all losses, liabilities, obligations, claims, fees or expenses, including reasonable attorneys’ fees, that stem from claims brought by third parties that are based upon (a) any infringement by Provigil or Subject Modafinil Product, other than Barr ANDA Modafinil Product, sold by Cephalon of the intellectual property rights of third parties; (b) the death or injury to person or damage to property resulting directly from damaged or defective, or otherwise nonconforming Cephalon Supplied Modafinil Products at the time of delivery to Barr, (c) the material breach of any representations or warranties made by Cephalon in Article 6 herein; (d) the negligence, recklessness or willful misconduct of Cephalon or Cephalon’s officers, employees or agents hereunder; or (e) the successful enforcement by Barr of its rights under this Section 8.1. Notwithstanding the foregoing, Cephalon shall not be obligated to indemnify Barr for any liability related to the Cephalon Supplied Modafinil Products to the extent Barr has assumed an indemnification obligation with respect thereto under Section 8.2 below.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.2           Indemnification by Barr. Barr shall indemnify and hold Cephalon, its Affiliates and subsidiaries, and the officers, directors and employees of each of them (“Cephalon Indemnitees”), harmless from any and all losses, liabilities, obligations, claims, fees or expenses, including reasonable attorneys’ fees, that stem from claims brought by third parties that are based upon (a) any infringement by Barr Generic Modafinil Product of the intellectual property rights of third parties; (b) the use or sale or other distribution of Barr Generic Modafinil Product by Barr or its Affiliate in violation of the terms of this Agreement; (c) any representation made or warranty given by Barr or subdistributors with respect to the Barr Generic Modafinil Product; (d) the death or injury to person or damage to property resulting from Barr ANDA Modafinil Product; (e) the death or injury to person or damage to property resulting from (i) improper handling, storage or transport of Cephalon Supplied Modafinil Product by Barr or (ii) the unauthorized alteration, modification or adulteration of Cephalon Supplied Modafinil Product by Barr; (f) the material breach of any representation or warranties made by Barr in Article 6 herein; (g) the negligence, recklessness or willful misconduct of Barr or Barr’s officers, employees or agents hereunder; or (h) the successful enforcement by Cephalon of its rights under this Section 8.2. Notwithstanding the foregoing, Barr shall not be obligated to indemnify Cephalon for any liability related to the Cephalon Supplied Modafinil Products to the extent Cephalon has assumed an indemnification obligation with respect thereto under Section 8.1 above.

8.3           Notification. In the event that one Party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party.

8.4           Cooperation. The Party being indemnified shall cooperate fully with the indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the indemnifying Party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability.

9.             GENERAL

9.1           Headings. The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

9.2           Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party.

9.3           Entire Agreement. This Agreement and the Provigil Settlement Agreement contain the entire agreement of the Parties regarding the subject matter hereof and thereof and supersede all prior agreements, understandings or conditions (whether oral or written) regarding

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

9.4           Assignment. This Agreement and the rights established hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party.

9.5           Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to create a joint venture or to constitute Cephalon and Barr as partners, agents or employees of the other, including with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. Each Party is solely responsible for the payment of any and all taxes arising from the existence or operation of its business or from the performance of its obligations hereunder including, without limitation, income taxes, withholding taxes, employee payroll and social security and welfare taxes which may be imposed upon said Party in accordance with applicable laws. Similarly, each Party is solely responsible for satisfying any and all obligations which may arise from its employment of any persons.

9.6           Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.7           Notices and Reports. All notices, consents or approvals required by this Agreement shall be in writing and sent by express courier, certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of mailing.

If to Cephalon:

Cephalon, Inc.

41 Moores Road

P.O. Box 4011

Frazer, Pennsylvania 19355

Attention:  Senior Vice President & General Counsel

Facsimile:  (610) 738-6258

If to Barr:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Attention:  President

Facsimile:  (201) 930-3335

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

9.8           Disputes; Applicable Law

(a)           Governing Laws. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, United States of America.

(b)           Dispute Resolution. In the event that any dispute arising between the Parties relating to this Agreement cannot be resolved by their respective staffs, said dispute shall be referred promptly to the Chief Executive Officer of Cephalon and the Chief Executive Officer of Barr, who shall make a good faith effort to resolve the matter within [**] from the date of any such referral. In the event that the Parties still cannot amicably resolve any such dispute or claim, then the Parties shall be free to seek any remedy available at law or in equity.

9.9           Force Majeure. Either Party’s failure to perform its obligations hereunder (except to make payments hereunder) shall be excused to the extent and for the period of time such nonperformance is caused by an event of force majeure, including but not limited to war, invasion, fire, explosion, flood, riot, strikes, acts of God, delays or defaults of carriers, energy shortage, failure or curtailment in Cephalon’s usual sources of supply, acts of government, its agencies or instrumentalities, or contingencies or causes beyond such Party’s reasonable control.

9.10         Waiver. The waiver by either Party of a breach of any provision that is contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

9.11         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

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**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first above written.

BARR LABORATORIES, INC.		CEPHALON, INC.

By:	/s/ Paul M. Bisaro	By:	/s/ Frank Baldino, Jr., Ph.D

Printed Name:	Paul M. Bisaro	Printed Name:	Frank Baldino, Jr., Ph.D

Title:	President	Title:	Chairman and CEO

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.